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                                                                  EXHIBIT 23.7
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference of our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 33-62305) and in the related Prospectus of Meridian Bancorp, Inc. for the registration of 10,954,185 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 1995, with respect to the consolidated financial statements of CoreStates Financial Corp included in Meridian Bancorp, Inc.'s Current Report on Form 8-K dated on or about December 29, 1995, filed with the Securities and Exchange Commission.

                                            /s/  Ernst & Young LLP


Philadelphia, Pennsylvania
January 2, 1996